Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

January 09, 2009 07:01 AM Eastern Time

BPZ Energy Signs Long-Term Sales Contract for 17 Million Barrels of Oil

HOUSTON—(BUSINESS WIRE)—BPZ Resources, Inc. (NYSE Alternext US:BPZ) announced the signing of a new crude oil sales contract with PetroPeru for approximately 17 million barrels of oil, with an estimated total contract value of $1.3 billion. Oil supplied under the contract will be delivered from the Company’s Corvina field to the State-owned Talara refinery. The contract has an approximate term of seven years. However, the Company expects that commodity price fluctuations and production levels will determine the actual number of barrels sold and the corresponding term of the contract. Corvina is located in the Company’s offshore Block Z-1 in northwest Peru approximately 100 miles north of the Talara refinery.

For budgetary purposes, PetroPeru assigned the contract a referential value of approximately $1.3 billion, including the applicable value added tax of 19%, based on an estimated forward average price of approximately $65 per barrel. Corvina’s actual oil sales price will be equivalent to a basket of crude oils based on a 15-day average of Forties, Oman, and Suez blend crude oil prices, as quoted in the Spot Crude Prices Assessment published in Platt’s Crude Oilgram Price Report, minus $1 per barrel. As in most crude oil sales contracts, Corvina’s oil would need to meet certain specifications and a penalty would be applied to the per barrel price if the crude oil doesn’t meet the minimum contract requirements. Invoices are to be presented on the first business day after the 1st and 15th of every month, and be paid ten days later.

Manolo Zúñiga, BPZ Energy’s President and Chief Executive Officer commented “This long-term contract gives us a secure market for the sale of oil from our Corvina field. The oil production we are achieving through the current long-term testing program has also allowed us to continue appraising the field and for the refinery to assess the refined oil products derived from our Corvina crude oil which, due to its high middle distillate composition, has resulted in a lesser price discount against West Texas Intermediate prices. This long-term contract is another important piece on our ongoing growth and development, as well as providing support to our pending financing with Natixis, indicating that the Company has delivered exploration success which benefits Peru, BPZ, and our shareholders.”

The Company intends to file the translated executed contract in its entirety with the Securities and Exchange Commission in a future filing.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations, estimating reserves, unexpected future capital expenditures accuracy of well test results, final approval and execution of debt financing documents with IFC and Natixis, the success of our gas-to-power project financing efforts, platform refurbishment efforts, successful production of indicated reserves, successful transition from our well-testing period to full commercial production and the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements.